Exhibit 10.2

[Date]

[Name]
[Address]
[City, ST Zip]

Re: APPOINTMENT AS NON-EXECUTIVE DIRECTOR

Dear [Name],
We are delighted that you are [willing to join us][continuing] as a Non-Executive Director of Indivior PLC (the “Company”), your appointment to be effective from [Date]. I am now writing to formalise and confirm the terms of such appointment. It is agreed that this will be a contract for services and is not a contract of employment. You will also be [invited to be a member of certain Committees of the Board; the specific committees will be determined later][a member of the [x] Committee and the [x] Committee of the Board].
Appointment
Your appointment is subject to and conditional on satisfactory performance, the terms of the Company’s Articles of Association, and election by the shareholders at the AGM and to re-election at any subsequent shareholders’ meeting at which you stand for re-election. Your appointment will terminate automatically if you fail to be elected/re-elected by the shareholders or otherwise stop being a director in accordance with the Company’s Articles of Association. Your appointment may be terminated by either party upon one month’s written notice.
The Company may also terminate your appointment with immediate effect if you have committed a material breach of your obligations under this letter, if you have committed any serious breach or non-observance of your obligations to the Company (which include an obligation not to breach your statutory, fiduciary, contractual or common-law duties), or if you do not provide complete and accurate responses to any confirmations sought by the Company for the purposes of assessing your ongoing suitability as a Non-Executive Director.
If your appointment expires or is terminated in accordance with the terms of this letter, you shall at the request of the Company resign from your office as a Non-Executive Director of the Company and all offices held by you in any group company. If you fail to do so, you irrevocably appoint the Company Secretary to be your attorney to sign any documents and do anything to give effect to your resignation from office. This letter does not confer any right to hold office for any period. You shall only be entitled to such fees as may have accrued to the date of termination together with reimbursement in the normal way of any expenses properly incurred prior to that date. You shall not be entitled to any compensation or damages for loss of office, and no fee will be payable to you in respect of any unexpired portion of the term of the appointment.
By accepting the appointment, you confirm that you are not subject to restrictions which prevent you from holding office as a Non-Executive Director of the Company.
Time commitment
The Board meets formally at least five times a year. These meetings are planned to be held in the US going forward. In addition, you will be expected to devote appropriate preparation time ahead of each meeting. Overall, we anticipate a typical time commitment of 20 days per year after the induction phase.

[Name] Appointment Letter

You may be required to devote additional time to your duties when the Company is undergoing a period of particularly increased activity (such as an acquisition or takeover), or as a result of some major difficulty with one or more of its operations. By accepting this appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role and you have disclosed all significant other commitments to the Chair of the Board and the Company Secretary with an indication of the time involved. You confirm that you will inform the Board of any subsequent changes to your circumstances which may affect the time you can commit to your duties under this letter. Our Board/Committee dates for the remainder of 2025 and for 2026 will be provided to you.
In accordance with the Company’s External Appointments Policy, the agreement of the Board must be sought before accepting additional commitments, including other directorships, which might affect the time you are able to devote to your role as a Non-Executive Director of the Company. A copy of the Company’s External Appointments Policy will be provided to you.
Role
Non-Executive Directors have the same general legal responsibilities to the Company as any other director. The Board as a whole is collectively responsible for promoting the success of the Company by directing and supervising the Company's affairs. You will be expected to perform your duties faithfully, efficiently, and diligently to a standard commensurate with both the functions of your role and your knowledge, skills, and experience. In order to discharge your duties as a Non-Executive Director, you are entitled to request, and should insist on receiving, all relevant information about the Company’s affairs as is reasonably necessary. You will exercise your powers in your role as a Non-Executive Director in accordance with the Company’s Articles of Association, policies and procedures and internal control framework, and having regard to relevant obligations under prevailing law and regulation, including but not limited to the UK Companies Act 2006, applicable SEC regulations, and the Nasdaq listing rules.
As a Non-Executive Director, you do not have authority to commit the Company in any way without the express authorisation of the Board.
A copy of the Board’s Corporate Governance Guidelines, which describe the principles and practices the Board will follow in carrying out its responsibilities, will be provided to you.
Fees
With effect from [Date], you will be paid a retainer of $250,000 per year (the “NED Retainer”). Additional fees will be paid in respect of your membership of the committees on which you serve (the “Additional Fees”). The NED Retainer and the Additional Fees payable for the relevant calendar year or any part thereof make up the total annual fees for your membership of the Board (the “Total Fees”).
Subject to “NED Share Program” below, the Total Fees will be paid in arrears. Fees will be subject to review by the Board periodically. In addition, the Company will reimburse you for all reasonable and properly documented expenses you incur in performing the duties of your office.
You will have no entitlement to any bonus during the appointment and no entitlement to participate in any pension scheme operated by the Company.
Any payment or benefit made to you under this letter is subject to and conditional on such approval by the shareholders of the Company as may be required by law. The Company reserves the right to withhold or require repayment of all or part of any such payment or benefit if and to the extent that it is necessary to do so in order to comply with regulatory or legal requirements.

[Name] Appointment Letter

NED Share Program
You are required to use [70][80]% of the NED Retainer (after taxes) to purchase shares in the Company by entering into an arrangement satisfactory to the Company. You will receive separate information on the arrangement the Company has put in place to facilitate such purchases. You are required to hold the shares you so purchase for at least one year following acquisition (or until termination of appointment, if earlier).
Shareholding Guidelines
You are required to comply with the Company’s shareholding guidelines, as may be amended from time to time. The current requirement is that Non-Executive Directors build a shareholding of shares with a value equivalent to [400][600]% of the cash element of your NED Retainer. You are expected to achieve this holding within five years of the date of your appointment.
Inside / material non-public information and dealing in the Company’s shares
You must refrain from making any public statement regarding the Company or any group company which would infringe the requirements of law and regulation regarding the disclosure of material non-public information or inside information, in particular, section 52 of the UK Criminal Justice Act 1993 on insider dealing and applicable US securities laws, including Regulation FD (Fair Disclosure) (in each case, as amended or replaced).
During your appointment you are required to comply with the provisions of the Company’s Insider Trading Policy relating to dealing in the Company’s listed securities and any applicable legislation and regulatory guidance relating to the same (in each case, as amended from time to time). A copy of the Company’s Insider Trading Policy will be provided to you.
Outside interests
It is accepted and acknowledged that you may have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these, together with any information of knowledge acquired or gained by you in any manner whatsoever whilst you continue in office which may be of value or which may be to the detriment of the Company or any group company (subject to any overarching duty of confidentiality), must be disclosed to the Chair of the Board and Company Secretary as soon as apparent.
It has been determined that you are independent according to the provisions of the Nasdaq listing rules and will be identified as such in the annual report and other documentation. If circumstances change which may impact this assessment, you should inform the Chair of the Board and Company Secretary as soon as practicable.
Confidentiality
All information acquired during your appointment is confidential to the Company and should not be released, either during your appointment or following termination (by whatever means) to third parties without prior clearance from the Chair of the Board.
Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of inside information or material non-public information. Consequently, you should avoid making any statements that might risk a breach of these requirements without prior clearance from the Chair of the Board or the Company Secretary.
On termination of your appointment you will deliver to the Company all books, documents, papers and other property of or relating to the business of the Company or any group company which are in your possession, custody or power by virtue of your position as a Non-Executive Director of the Company and you should ensure that you have not kept any copies thereof.

[Name] Appointment Letter

Review process
The performance of individual Directors, and the Board and its Committees, is evaluated annually. If, in the interim, there are any matters which cause you concern about your role, you should discuss them with the Chair of the Board as soon as is appropriate.
Insurance
The Company has Directors' and Officers' liability insurance, the current indemnity limit of which is $80 million. The Company will use reasonable endeavours to purchase and maintain insurance cover for directors’ and officers’ liabilities on reasonable commercial terms and such cover shall continue for your benefit as long as you are a director and for at least six years thereafter. In addition, the Company shall grant you a deed of indemnity against certain liabilities that may be incurred as a result of your office to the extent permitted by s234 of the UK Companies Act 2006.
Independent professional advice
Occasions may arise when you consider that you need professional advice in the furtherance of your duties as a director. Circumstances may occur when it will be appropriate for you to seek advice from independent advisors at the Company's expense. A copy of the Board’s Policy for Directors Obtaining Independent Professional Advice will be provided to you. The Company will reimburse the full cost of expenditure incurred in accordance with the policy.
Committees
This letter refers to your appointment as a Non-Executive Director of the Company and your [future] appointment to [certain committees] of the Board. Should you Chair a committee a further additional fee would be payable. Charters for the Board’s five principal Committees will be provided to you.
Data protection
Your attention is drawn to the Company’s Privacy Notice, a copy of which will be provided to you. The Company will hold and process, both electronically and manually, your personal and sensitive personal data for personnel, administrative and management purposes and for compliance with applicable procedures, laws, and regulations.
The Company may make your personal data available to any group company, those who provide products or services to the Company (such as advisors and payroll administrators), regulatory authorities, governmental or quasi-governmental organisations and potential purchasers of the Company. The Company may transfer your personal data outside the European Economic Area in order to further the Company’s and/or any group company’s business interests.
You will use all reasonable endeavours to keep the Company informed of any changes to your personal data and you will comply at all times with the Company’s data protection policy.
The Privacy Notice does not form part of this letter agreement and may be updated from time to time. Any such updates will be notified to you.
Induction and professional development
The Company will provide an appropriate onboarding for you to help you gain information about the Company and the Board. We will also arrange for site visits and meetings with executive and senior management as requested.
Governing law
This letter and any non-contractual obligations arising out of or in connection with it, including any non-contractual obligations arising out of the negotiations, will be governed by and construed in accordance with English law and the parties irrevocably submit to the exclusive jurisdiction of the English Courts.

[Name] Appointment Letter

Please sign this letter in the presence of a witness, in acceptance of the above terms, and return it (i) by email to [email address] or (ii) in hard copy to the Company’s corporate office address:
10710 Midlothian Turnpike, Suite 125
North Chesterfield, VA 23235
Attn: [Name]

Sincerely,

[Name]
[Title]

I hereby agree to terms set out above.
Signed as a deed and delivered by

Name: .........................................................

Signature: ...................................................

Date ............................................................

In the presence of:
Witness’s Signature:
Witness’s Name:
Witness’s Address:
Date: